Prospectus Supplement No 4	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196153

Dated November 23, 2015
(to Prospectus dated May 8, 2015)

SYMBID CORP.

11,707,060 shares of common stock

This prospectus supplement no. 4 (the “Supplement”) supplements information contained in the prospectus dated May 8, 2015, as supplemented by the prospectus supplement no. 1 dated May 15, 2015, supplement no. 2 dated August 25, 2015, and supplement no. 3 dated November 12, 2015(collectively the “Prospectus”), relating to the resale by selling stockholders of Symbid Corp. a Nevada corporation, of up to 11,707,060 shares of our common stock.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K dated November 16, 2015, filed with the Securities and Exchange Commission on November 19, 2015 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 23, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 16, 2015

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

+ 31 (0) 041 34 601
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2015 we entered into an  Employment Services Agreement (the “Employment Agreement”) for an indefinite period with Dick Kooij pursuant to which Mr. Kooij was appointed as our Senior Financial Manager. Effective November 16, 2015, Maarten van der Sanden resigned as our Chief Financial Officer and Treasurer and Mr. Kooij was appointed to the vacated Chief Financial Officer and Treasurer positions. In connection therewith, we entered into Amendment No. 1 to the Employment Agreement.

The Employment Agreement provides for Mr. Kooij to receive an annual base salary of €57,500 (US $63,300 per year based on the Exchange Rate as of November 1, 2015). This amount is exclusive of an 8% holiday allowance. Mr. Kooij will also receive restricted stock units valued at 10% of his annual base salary which will vest following one year of service and a guaranteed performance based bonus for 2016 in the form of restricted stock units valued at not less than his annual base salary. Mr. Kooij is also eligible to earn other bonuses at such times and in such amounts as may be determined by our Board of Directors. Our Board of Directors may determine that some or all of such other bonuses shall be based upon the achievement of operational, financial or other milestones.

Mr. Kooij is entitled to 3 months of his base annual salary and a pro rata portion of milestone based bonus payments, if any, which would have been payable to Mr. Kooij during the employment period year of termination had Mr. Kooij remained employed by us, in the event he is terminated “without cause” (as defined in the Employment Agreement) or resigns “for good reason” (as defined in the Employment Agreement). Additionally, the Employment Agreement contains confidentiality and proprietary rights provisions pursuant to which Mr. Kooij has agreed to maintain as confidential any of our trade secrets or confidential information and agreed that his work product during the employment period will be considered “work for hire” under applicable copyright and related laws and our sole and exclusive property. He has also agreed (i) not to solicit any of our employees, independent contractors or consultants during the employment period and for a period of one year after the termination of the Employment Agreement; and (ii) not to compete with us during the employment period and, unless he is terminated “without cause” during the three month period after the termination of the Employment Agreement.

Dick Kooij has an extensive background in corporate finance, securities and accounting spanning more than 40 years. Since January 2013 he has worked  as an independent  business consultant and interim manager . From January 2015 to the present he has also served as a nonexecutive board member  for Hoogheemraadschap Rijnland, a water management governmental organization in The Netherlands. From February 2009 until January 2013 Mr. Kooij worked in Amsterdam as the managing director and CFO for Nyenburgh Holding BV, a proprietary securities trading firm. From August 2004 until February 2009 he was a consultant and director in Wassenaar for Quomodo Solutions B.V, a firm which provided financial services to the capital market industry. From November 1997 until August 2004 he served as a director in Amsterdam for Binck Bank NV and its predecessor Amsterdam Option Traders BV where he handled financial and management accounting matters. From June 1991 until November 1997 he served in Amsterdam as a director and the global head of risk management capital markets for Pierson/Mees Pierson/Fortis. From May 1988 until June 1991 he served as deputy general manager for F. van Lanschot Bankiers NV in den Bosch and from January 1986 until May 1988 as a vice president for OCA Clearing BV, a subsidiary of Rabobank Nederland in Utrecht. From April 1980 until January 1986 he served as a senior compliance officer for the European Options  Exchange/Euronext in Amsterdam and from November 1974 until April 1980 as a controller for KPMG in The Hague. Mr. Kooij received a Master of Science of Business Administration from Erasmus University/Rotterdam School of Management.

Effective November 16, 2015, Robin Slakhorst resigned as our Secretary and Maarten van der Sanden was appointed to the vacated Secretary position. Effective November 16, 2015 we appointed Robin Slakhorst as our Vice President. Mr. Slakhorst continues to also serve as our Chief Commercial Officer and Mr. van der Sanden, in addition to his new position as Secretary, continues to serve as our Chief Operating Officer.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

10.1	Employment Services Agreement dated as of November 1, 2015 between the Registrant and Dick Kooij

10.2	Amendment No. 1 dated as of November 16, 2015 to Employment Services Agreement dated as of November 1, 2015 between the Registrant and Dick Kooij

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: November 19, 2015	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President

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EXHIBIT 10.1
EMPLOYMENT SERVICES AGREEMENT
This Employment Services Agreement (the “Agreement”) is entered into as of the 1st day of November, 2015, by and between Symbid Corp. a Nevada corporation, with a business address of Marconistraat 16, 3029 AK Rotterdam (the “Company”), and Dick Kooij, an individual residing at Molenstraat 7a, 2242HT Wassenaar (Netherlands) (The Netherlands) (“Executive”).

INTRODUCTION

WHEREAS, the Company desires to employ the Executive under the title and capacity set forth on Schedule A hereto and the Executive desires to be employed by the Company in such capacity, subject to the terms of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Employment Period. The term of the Executive’s employment by the Company pursuant to this Agreement (the “Employment Period”) shall commence upon the date hereof (the “Effective Date”) and shall continue for a definite period from the Effective Date set forth on Schedule A hereto. In any event, the Employment Period may be terminated as provided herein.

2. Employment; Duties.

(a) General. Subject to the terms and conditions set forth herein, the Company shall employ the Executive to act for the Company during the Employment Period in the capacity set forth on Schedule A hereto, and the Executive hereby accepts such employment. The duties and responsibilities of the Executive shall include such duties and responsibilities appropriate to such office as the Company’s Board of Directors (the “Board”) may from time to time reasonably assign to the Executive, as initially specified on Schedule A attached hereto, with such authority and responsibilities, including Company-wide executive, administrative and finance functions as are normally associated with and appropriate for such position.

(b) Executive recognizes that during the period of Executive's employment hereunder, Executive owes an undivided duty of loyalty to the Company, and Executive will use Executive's good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the “Affiliates”). Executive shall devote all of Executive’s business time, attention and skills to the performance of Executive’s services as an executive of the Company. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the industry from time to time.

(c) However, the parties agree that: (i) Executive may devote a reasonable amount of his time to civic, community, or charitable activities and may serve as a director of other corporations (provided that any such other corporation is not a competitor of the Company, as determined by the Board) and to other types of business or public activities not expressly mentioned in this paragraph and (ii) Executive may participate as a non-employee director and/or investor in other companies and projects as described by Executive to the Board, so long as Executive’s responsibilities with respect thereto do not conflict or interfere with the faithful performance of his duties to the Company.

(d) Place of Employment. The Executive’s services shall be performed at the Company’s offices located in Marconistraat 16, Rotterdam (3029 AK), any other locus where the Company now or hereafter has a business facility and at any other location where Executive’s presence is necessary to perform his duties. The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of her duties hereunder.

3. Base Salary. The Executive shall be entitled to receive a salary from the Company during the Employment Period at a rate per year indicated on Schedule A hereto (the “Base Salary”). The Base Salary excludes 8% holiday allowance. Once the Board has established the Base Salary, such Base Salary may be increased on each anniversary of the Effective Date, at the Board’s sole discretion. The parties expressly agree that what the Executive receives now or in the future, in addition to the regular Base Salary, whether this be in the form of benefits, bonuses or anything else he receives during the Employment Period and any renewals thereof, in cash or in kind, shall not be deemed as salary. However, because the Company is a public company subject to the reporting requirements of, inter alia, the US Securities and Exchange Commission (the “SEC”), both parties acknowledge that the Executive’s annual compensation (as determined by the rules of the SEC or any other regulatory body or exchange having jurisdiction), which may include some or all of the foregoing, may be required to be publicly disclosed.

4. Bonus. (a) The Company may pay the Executive an annual bonus (the “Annual Bonus”), at such time and in such amount as may be determined by the Board in its sole discretion. The Board may or may not determine that all or any portion of the Annual Bonus shall be earned upon the achievement of operational, financial or other milestones (“Milestones”) established by the Board in consultation with the Executive and that all or any portion of any Annual Bonus shall be paid in cash, securities or other property.

(b) The Executive shall be eligible to participate in any other bonus or incentive program established by the Company for executives of the Company.
5. Other Benefits

(a) Stock Option Grant. The Executive shall be entitled to receive those stock options under the Company’s 2013 Equity Incentive Plan as specified in Schedule A hereto. Any additional option grants to the Executive shall be at the option of the Board.

(b) Insurance and Other Benefits. During the Employment Period, the Executive and the Executive’s dependents shall be entitled to participate in the Company’s insurance programs and any ERISA benefit plans, as the same may be adopted and/or amended from time to time (the “Benefits”). The Executive shall be entitled to paid personal days on a basis consistent with the Company’s other senior executives, as determined by the Board. The Executive shall be bound by all of the policies and procedures established by the Company from time to time. However, in case any of those policies conflict with the terms of this Agreement, the terms of this Agreement shall control.

(c) Vacation. During the Employment Period, the Executive shall be entitled to an annual vacation of at least that number of working days set forth on Schedule A hereto.

(d) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of Executive’s services under this Agreement, provided that the Executive furnishes to the Company appropriate documentation required by the Internal Revenue Code in a timely fashion in connection with such expenses and shall furnish such other documentation and accounting as the Company may from time to time reasonably request.

6. Termination; Compensation Due. The Executive's employment hereunder may terminate, and the Executive’s right to compensation for periods after the date the Executive’s employment with the Company terminates shall be determined, in accordance with the provisions of paragraphs (a) through (e) below:

(a) Voluntary Resignation; Termination without Cause.

(i) Voluntary Resignation. The Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event of the Executive’s voluntary termination of his employment other than for Good Reason (as defined below), the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above, except as otherwise required by this Agreement or by applicable law, or to provide the benefits described in Section 5 above, for periods after the date on which the Executive's employment with the Company terminates due to the Executive 's voluntary termination, except for the payment of the Base Salary accrued through the date of such resignation.

(ii) Termination by the Company with or without Cause. The Company may terminate the Executive’s employment with the Company in line with the minimum notice requirements set forth in the table below, with or without cause, by delivery to the Executive of a written notice of termination from an authorized officer of the Company.

Duration contract of service	Length of termination notice
< 5 years	1 month
5-10 years	2 months
10-15 years	3 months
>15 years	4 months

(A) If the Executive’s employment is terminated by the Company without Cause, the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) until the end of the Severance Period (as defined in Section 6(e) below), (y) with respect to the Annual Bonus, to the extent the Milestones are achieved, pay the Executive a pro rata portion of the Annual Bonus for the year of the Employment Period on the date such Annual Bonus would have been payable to the Executive had the Executive remained employed by the Company, and (z) pay any other accrued compensation and Benefits. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination of employment.

(B) If, following a termination of employment without Cause, the Executive breaches the provisions of Sections 7, 8 or 9 hereof, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 6 (a)(ii), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(b) Discharge for Cause. Upon written notice to the Executive, the Company may terminate the Executive’s employment for “Cause” if any of the following events shall occur:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

(ii) the willful and continued failure or refusal of the Executive to satisfactorily perform the duties reasonably required of him as an employee of the Company;

(iii) the Executive’s conviction of, or plea of nolo contendere to, (i) any felony or (ii) a crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations;

(iv) the Executive’s engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), violence, threat of violence or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

(v) the Executive’s material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

(vi) the Executive’s refusal to follow the directions of the Board;

(vii) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates, or

(viii) the Executive’s breach of his obligations under Section 7, 8 or 9 of this Agreement.

In the event the Executive is terminated for Cause, the Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above, or, except as otherwise required by law, to provide the benefits described in Section 5 above, for periods after the Executive's employment with the Company is terminated on account of the Executive's discharge for Cause except for the then applicable Base Salary accrued through the date of such termination.

(c) Disability. The Company shall have the right, but shall not be obligated to terminate the Executive's employment hereunder in the event the Executive becomes disabled such that he is unable to discharge his duties to the Company for a period of two (2) years, whereby periods of disability which follow each other with an interruption of less than four (4) weeks are counted as one consecutive period of disability, provided longer periods are not required under applicable local labor regulations (a "Permanent Disability"). In the event of a termination of employment due to a Permanent Disability, the Company shall be obligated to continue to make payments to the Executive in an amount equal to the then applicable Base Salary for the Severance Period (as defined below) after the Executive’s employment with the Company is terminated due to a Permanent Disability. A determination of a Permanent Disability shall be made by a physician satisfactory to both the Executive and the Company; provided, however, that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to a Permanent Disability shall be binding on all parties.

(d) Death. The Executive's employment hereunder shall terminate upon the death of the Executive. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Sections 3 or 4 above, or, except as otherwise required by law or the terms of any applicable benefit plan, to provide the benefits described in Section 5 above, for periods after the date of the Executive's death except for then applicable Base Salary earned and accrued through the date of death, payable to the Executive or his successor.

(e) Termination for Good Reason. The Executive may terminate this Agreement at any time for Good Reason. In the event of termination under this Section 6(e), the Company shall pay to the Executive severance in an amount equal to the then applicable Base Salary for a period equal to the number of months set forth on Schedule A hereto (the “Severance Period”), subject to the Executive’s continued compliance with Sections 7, 8 and 9 of this Agreement for the applicable Severance Period following the Executive’s termination, and subject to the Company’s regular payroll practices and required withholdings. Such severance shall be reduced by any cash remuneration paid to the Executive because of the Executive’s employment or self-employment during the Severance Period. The Executive shall continue to receive all Benefits during the Severance Period. The Executive shall not have any further rights under this Agreement or otherwise to receive any other compensation or benefits after such resignation. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date;

(ii) removal of the Executive from his position as indicated on Schedule A hereto, or the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed under this Agreement, within twelve (12) months after a Change of Control (as defined below);
(iii) a reduction by the Company in the then applicable Base Salary or other compensation, unless said reduction is pari passu with other senior executives of the Company;

(iv) the taking of any action by the Company that would, directly or indirectly, materially reduce the Executive’s benefits, unless said reductions are pari passu with other senior executives of the Company; or

(v) a breach by the Company of any material term of this Agreement that is not cured by the Company within 30 days following receipt by the Company of written notice thereof.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation, whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the shares of the outstanding equity securities of the Company, (ii) a merger or consolidation of the Company in which the Company does not survive as an independent company or upon the consummation of which the holders of the Company’s outstanding equity securities prior to such merger or consolidation own less than 50% of the outstanding equity securities of the Company after such merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible into common stock directly from the Company, or (B) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written ‘‘Notice of Termination’’ to the other party hereto given in accordance with Section 15 of this Agreement. In the event of a termination by the Company for Cause, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall be the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(g) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason will constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any of its Affiliates, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

7. Non-Competition; Non-Solicitation.

(a) For the duration of the Employment Period and, unless the Company terminates the Executive’s employment without Cause, during the Severance Period (the “Non-compete Period”), the Executive shall not, directly or indirectly, except as specifically provided in Section 2(c), engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Business or any other business engaged in or proposed to be engaged in or conducted by the Company and/or any of its Affiliates during the Employment Period, or then included in the future strategic plan of the Company and/or any of its Affiliates, anywhere within the states or other jurisdictions in which the Company or any of its Affiliates at that time is operating; provided, however, that the Executive may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) including those engaged in the mining business, other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act. Notwithstanding the foregoing, if the Executive shall present to the Board any opportunity within the scope of the prohibited activities described above, and the Company shall not elect to pursue such opportunity within a reasonable time, then the Executive shall be permitted to pursue such opportunity, subject to the requirements of Section 2(b).

(b) During the Employment Period and for a period of twelve (12) months following termination of the Executive’s employment with the Company, the Executive shall not:

(i) persuade, solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its Affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or

(ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its Affiliates, with whom the Company or any of its Affiliates had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company or any of its Affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its Affiliates or if any such customer elects to move its business to a person other than the Company or any of its Affiliates, provide any services (of the kind or competitive with the Business of the Company or any of its Affiliates) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

The Executive recognizes and agrees that because a violation by the Executive of his obligations under this Section 7 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period will be extended by the duration of any violation by the Executive of any of his obligations under this Section 7.

The Executive expressly agrees that the character, duration and scope of the covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Executive, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Executive which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete.

8. Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, know-how, plans, development, methods, designs, analyses, specifications, software, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) which related to any of the Company’s actual or proposed business activities and which are created, designed or conceived, developed or made by the Executive during the Executive’s past or future employment by the Company or any Affiliates, or any predecessor thereof (“Work Product”), belong to the Company, or its Affiliates, as applicable. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” and ownership of all right title and interest shall rest in the Company. The Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by law, all right, title and interest in the Work Product, on a worldwide basis, to the Company to the extent ownership of any such rights does not automatically vest in the Company under applicable law. The Executive will promptly disclose any such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm ownership of such Work Product by the Company (including without limitation, assignments, consents, powers of attorney and other instruments).

9. Confidentiality Covenants.

(a) The Executive understands that the Company and/or its Affiliates, from time to time, may impart to the Executive confidential information, whether such information is written, oral or graphic.

For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company or its Affiliates and (i) is proprietary to, about or created by the Company or its Affiliates, (ii) gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or its Affiliates, (iii) is designated as Confidential Information by the Company or its Affiliates, is known by the Executive to be considered confidential by the Company or its Affiliates, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company or its Affiliates, or (iv) is not generally known by non-Company personnel. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(i) Internal personnel and financial information of the Company or its Affiliates, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company or its Affiliates;

(ii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, bidding, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company or its Affiliates which have been or are being discussed;

(iii) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company or its Affiliates; and

(iv) Confidential and proprietary information provided to the Company or its Affiliates by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

(b) The Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company and its Affiliates; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information, except as may be required by law or otherwise authorized by the Board. Upon demand by the Company or upon termination of the Executive’s employment, the Executive will deliver to the Company all manuals, photographs, recordings and any other instrument or device by which, through which or on which Confidential Information has been recorded and/or preserved, which are in the Executive’s possession, custody or control.

10. Representation. The Executive hereby represents that the Executive’s entry into this Employment Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which the Executive is a party.

11. Arbitration. All controversies or disputes which may arise between the parties concerning this Agreement shall be determined by arbitration to take place in the County of New York, State of New York. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. The parties agree that the determination of the arbitrators shall be binding and conclusive upon them.

12. Governing Law/Jurisdiction. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of New York without regard to the conflicts of laws principles thereof.

13. Public Company Obligations. Executive acknowledges that the Company is a public company and that this Agreement may be subject to the public filing requirements of the Exchange Act. Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the US Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company. Executive (on behalf of himself, as well as the Executive’s executors, heirs, administrators and assigns), absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Executive’s breach of any obligation of Executive under the Securities Act, the Exchange Act, any rules promulgated by the SEC and any other applicable federal, state or foreign laws, rules, regulations or orders.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto.

15. Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been given when delivered to the party to whom addressed or when sent by telecopy (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

(a) to the Company at:
Symbid Corp.
Marconistraat 16
3016 AK Rotterdam
The Netherlands
Phone +31(0) 10 4134 601

Attn: Maarten van der Sanden
with a copy to:
CKR Law, LLP
1330 Avenue of the Americas, 14th Floor
New York, NY 10019
Attn: Scott Rapfogel

(b) to the Executive at:

Address listed on Schedule A attached hereto.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.

16. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

17. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

18. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company may assign this Agreement and its right and obligations hereunder, in whole or in part.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

20. Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

21. Opportunity to Seek Advice. The Executive acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement, that the Executive is fully aware of its legal effect, and that Executive has entered into it freely based on the Executive’s judgment and not on any representations or promises other than those contained in this Agreement.

22. Withholding and Payroll Practices. All salary, severance payments, bonuses or benefits payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law and shall be paid in the ordinary course pursuant to the Company’s then existing payroll practices.
[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
EXECUTIVE:

/s/ Dick Kooij
Dick Kooij

SYMBID CORP.

/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President

Schedule A
1.	Employment Period: indefinite period

2.	Employment

a.	Title: Senior Financial Manager

b.	Executive Duties:

●	Financial management

●	SEC reporting

●	Management reporting

●	Risk management

●	Internal Control/Compliance

3.
Base Salary: EUR 57,500 gross salary on a yearly basis ($63,300 per year on an exchange rate of $1.1009 as of date of signing on November 1, 2015). This is exclusive of 8% holiday allowance. The net salary will be paid out in EUR, thus the exact USD amount being subject to fluctuations in the exchange rate.

4.	Initial Stock Option Grant will be executed before December 31, 2015 and will include:

●	Fixed share based compensation: 10% of gross salary in Restricted Stock Units vesting after fulfillment of one year service condition

●
Performance based share compensation: Executive will be granted for 2016 a multiple of his Base salary in Restricted Stock Units, to be earned based on to be defined performance indicators. Executive and Company agreed on a minimum performance based compensation in Restricted Stock Units of one-time base salary for 2016.

5.	Vacation: 35 working days

6.	Severance Period: 3 months

7.	Executive Contact Information:

Dick Kooij
Molenstraat 7a, 2242HT Wassenaar (Netherlands)
Phone number: +31 650 295 425

EXHIBIT 10.2
AMENDMENT NO. 1 to
EMPLOYMENT SERVICES AGREEMENT

AMENDMENT NO. 1 TO EMPLOYMENT SERVICES AGREEMENT dated as of November 16, 2015 (the “Amendment”) by and between Dick Kooij (the “Executive”) and Symbid Corp. (the “Company”).

WHEREAS, the Company entered into an Employment Services Agreement with the Executive as of November 1, 2015 (the “Employment Services Agreement”) pursuant to which Executive serves as the Company’s Senior Financial Manager; and

WHEREAS, Executive and the Company wish to modify certain arrangements under the Employment Services Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Schedule A, Item 2 of the Employment Services Agreement is amended to read as follows:

8. Employment

a.	Title: CFO and Treasurer

b.	Executive Duties:

●	Financial management

●	SEC reporting

●	Management reporting

●	Risk management

●	Internal Control/Compliance

4. No Further Changes. All other terms of the Employment Services Agreement shall continue with full force and effect.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

EXECUTIVE:	SYMBID CORP.

/s /Dick Kooij	/s/ Korstiaan Zandvliet
Name: Dick Kooij	Name: Korstiaan Zandvliet
Title: Chief Executive Officer

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